Exhibit 10.5

[UNOFFICIAL TRANSLATION INTO ENGLISH]

Employment Agreement

which was made and signed in Jerusalem on January 8, 2017 (hereinafter: “the Agreement” and “the date of the Agreement” respectively)

Between:                                                                                             Brainsway Ltd.

of 19 Hartom St.,

Har Hotzvim, Jerusalem

hereinafter: “Brainsway”)

of the one part

And Between:                   Mr. Yaacov Michlin

ID: 014404677

12 Menuhin St., Rehovot

(hereinafter: “the CEO”)

of the second part

Whereas:                                          And Brainsway and the associated companies, as defined below, engage in development and manufacture of solutions for mental and neurological illnesses and disorders.

And whereas:                    Brainsway is a company traded on the Tel Aviv Stock Exchange, Ltd.

And whereas:                    Brainsway is desirous and has the legal authority to employ the CEO in the position of CEO (hereinafter: “the position”) in accordance with the terms of this agreement.

And whereas:                    The CEO has expressed his desire to work for Brainsway in the position and he declares that he the skills, the competencies and the experience required for fulfillment of the position and is desirous of working under the terms set forth in this agreement, and that there is no legal and/or other bar to his work in accordance with the provisions of this agreement.

And whereas:                    The parties wish to determine in this agreement the terms of the employment and work of the CEO and to determine the mutual rights and obligations of the parties.

Accordingly as agreed, declared and stipulated between the parties as follows:

1.                                                                                      General

1.1.                                                                            The preamble to this agreement shall be deemed an inseparable part thereof, and is equal to the remainder of the provisions of this agreement.

1.2.                                                                            The headings of the sections and/or clauses are for convenience of reading only and the clauses in the agreement will not be interpreted in accordance with them.

1.3.                                                                            This agreement also constitutes notice with regard to the terms of employment in accordance with the Notice to Employee Law (Terms of Employment) - 2002 and its regulations, and does not have the effect of detracting from any right accorded to the CEO at law.

2.                                                                                      Terms of Engagement and the Position of CEO

2.1.                                                                            Brainsway declares that it is a public company, lawfully incorporated, traded on the Tel Aviv Stock Exchange, Ltd.

2.2.                                                                            The CEO will be employed under this agreement starting on April 1, 2017 save if the parties have agreed otherwise in writing prior to this date (hereinafter: “the date of commencement of work”) in the position of CEO of Brainsway for an undetermined period of time.

2.3.                                                                            In his position, the CEO will manage all of the activity of Brainsway (including its subsidiaries in Israel and abroad (hereinafter: “the associated companies”).  The CEO will report to the Board of Directors of Brainsway, including by means of reports to the chairman of the Board of Directors or his deputy.

2.4.                                                                            The CEO declares and undertakes hereby that he has the skills and experience suitable for fulfillment of the position and that there is no other reason, including a bar at law, which may preclude him from fulfilling his position and all of his undertakings.

2.5.                                                                            It is clarified and agreed that all of the payments and the social benefits to which the CEO is entitled under this agreement will be paid and will be granted by Brainsway and/or Brain Research Services, Ltd, which is a wholly owned subsidiary of the Company (hereinafter: “Brain”) (Brainsway and/or Brain will be hereinafter called: “the Company”),  at the discretion of the Company.

3.                                                                                      Membership in the Board of Directors of Brainsway

3.1                                                                               Subject to the restrictions at law, if existing, the membership of the CEO in the Board of Directors of Brainsway shall remain valid until the termination of his current tenure as a member of the Board of Directors.

3.2.                                                                            Starting on the date of commencement of the work as defined above, and further to the provisions of clause 10.5 of the compensation policy (as defined below), and so long as this agreement is valid, the CEO will not be entitled to any additional compensation for his service as a director in Brainsway, beyond the compensation provided to him as the CEO under this agreement, and this without detracting from the options granted to him as a director, which shall continue to apply and to vest as per their terms.

4.                                                                                      Duties of the CEO

4.1.                                                                            The CEO will make available to the Company his professional knowledge as required and related to his position, shall act to the best of his ability, his efforts and his skills, for performance of his position, and will carry out his position with dedication, decency and loyalty, in accordance with the directives which he shall receive from time to time from his supervisors.

4.2.                                                                            The CEO will be a Company employee only.  The CEO will not carry out any work or any service to any other party, for pay or without pay, and will not be engaged, directly or indirectly, with any business, undertaking, services, position or occupation, without the consent of Brainsway in advance and in writing.  Notwithstanding that stated, it is agreed hereby that the CEO will be permitted to continue to serve as director in one additional public company (currently Satcom Systems Ltd.) and to continue to serve as director in a number of companies related to his previous position at Yissum, and this so long as conflict of interest does not exist between his service as director in the companies as stated and performance of his undertakings towards the Company.

4.3.                                                                            The CEO undertakes to act in accordance with the obligations of confidentiality and non-compete and the obligations with regard to safeguarding and protection of the intellectual property of the Company and the associated companies, all as specified expansively in clauses 12 and 13 to this agreement.

4.4.                                                                            The Company will provide to the CEO, for performance of his work, the conditions required for this position, and computing devices which include a laptop, a tablet, hardware, software, email and so forth (hereinafter: ‘‘computing devices’’).  The computing devices are property of the Company and are intended for performance of the work of the CEO in the Company.  The CEO is requested to sign upon the principles of the policy of the Company in this matter which are attached as Appendix B to this agreement.

5.                                                                                      Work Hours

5.1.                                                                            The CEO will be engaged in a full-time position.  In general, the work is carried out on Sunday through Thursday.  The ordinary work day of the Company is nine hours.  The Saturday is the weekly day of rest for the CEO and CEO will not work on Saturday or Israeli holidays.

5.2.                                                                            The CEO is aware that the work relations with him are built on trust and work in flexible hours, the position and the requirements of job will require the CEO to work beyond the ordinary hours of work.

5.3.                                                                            Notwithstanding that stated above, the CEO is aware that taking into account the fact that he is employed under this agreement in the position of CEO, which requires a special measure of personal trust.  Work and Rest Hours Law - 1951, or any law which shall be enacted or shall replace it (‘‘Work Hours Law’’) does not apply to his employment, and he shall not be entitled to payments in accordance with the Work Hours Law.  For the sake of removal of doubt, it is clarified hereby that the wage of the CEO includes therein a component of all of the payments which would be due to him were the provisions of the work hours law to apply to him.

6.                                                                                      The Consideration

6.1.                                                                            In consideration for fulfillment of the entirety of the undertakings of the CEO under this agreement, and subject to receiving approval of the general assembly of shareholders of Brainsway, the Company shall pay to the CEO a gross monthly wage in an amount of NIS 71,108 per month, and this as specified in the sample pay stub attached as Appendix C to this agreement (hereinafter: ‘‘the wage’’).  The wage will be paid to the CEO up to the ninth day of each month after the month of work.

6.2.                                                                            The CEO will bear all of the tax liabilities in respect to his wage and all of the ancillary benefits and conditions provided to him as specified in this agreement, with the exception of bonuses for which it is stated explicitly that the Company shall bear the tax burden.  The Company is responsible for deducting at source all of the amounts which it must deduct that at source in accordance with applicable law.

7.                                                                                      Ancillary Conditions

Subject to approval of the general assembly of shareholders of Brainsway, the CEO will be entitled to the following conditions:

7.1.                                                                            Vehicle Use - the Company shall provide a vehicle for the CEO, the model agreed between the Company and the CEO at a value of up to NIS 200,000.00 (“the vehicle”).  The CEO undertakes to drive carefully, and to care for the vehicle.  The Company will bear all of the fixed and variable costs of the vehicle, including fuel and oils, licensing costs, insurance and various repairs, parking, toll roads, washing and cleaning and so forth.  The Company will also bear the tax in respect of the use of the vehicle or any other levy or obligatory payment.  The CEO will be exclusively responsible for any traffic infraction which he performs while using the vehicle and/or any fine imposed upon the Company during the use of the vehicle.  In such instance, the CEO will sign upon an affidavit and/or any other document confirming the performance of the violation by him.  Every three years or as needed, the Company will replace the vehicle with a new vehicle.  The CEO will return the vehicle to the Company and he shall not have any rights to withhold the vehicle, at the end of 30 days from the date upon which he ceased traveling to facilities of the Company on a regular basis and/or to fully carry out his work under the terms of this agreement).

7.2.                                                                            Mobile phone expenses - the Company will bear the cost of maintenance and use of a mobile phone of the CEO and will bear the cost of the taxes in respect of the use of the phone or any levy or other obligatory payment.

7.3.                                                                            Refund of expenses - The CEO will be entitled to a full refund of expenses, including taxes as needed, which relate to fulfillment of his position and in respect of travel, accommodations and per diem expenses as shall be in the framework of his position in Israel and overseas, as against receipts, and this in accordance with the policies of the Company as updated from time to time.

7.4.                                                                            Options - Options shall be granted to the CEO for purchase of shares of Brainsway as follows:

Options for the purchase of 566,262 shares of Brainsway with a nominal value of NIS 0.04, which constitute, as of the date of the agreement, 3.6% of the issued and paid up share capital of Brainsway upon full dilution (“full dilution” at a certain date shall mean assuming the exercise of all of the options which Brainsway has allotted and which have yet to be exercised or expired at such date), subject to the terms of vesting and at the exercise price per share and additional terms as determined in Appendix D to this agreement (hereinafter: “the options”).  Other terms and restrictions of the options beyond that stated in Appendix D shall be determined by the Board of Directors at its exclusive discretion, in accordance with the terms of the compensation policy of Brainsway as amended from time to time (hereinafter: “compensation policy”) and future resolutions of the Board of Directors and subject to the terms of the grant letter which shall be signed by the CEO.  It is clarified that the granting of options in accordance with this clause is contingent upon approval of the Tel Aviv stock exchange with regard to the registration for trading of the shares which shall arise from exercise of the options granted to the CEO.

7.5.                                                                            Bonuses - The CEO will be entitled to receive bonuses for attainment of targets determined from time to time by the Board of Directors and in accordance with the terms of the compensation policy.  Furthermore, if the Company carries out a merger and purchase transaction or a successful issue of Brainsway, as per the definition thereof in the compensation policy of Brainsway, as it shall shall be from time to time (hereinafter: “special events”,  and each of the previous: “special event” and “compensation policy”, respectively) during the first two years of the service of the CEO (meaning from the date of commencement of work) the CEO will be entitled to any grant in respect of a special event as stated, in accordance with the terms of the compensation policy and at a total gross amount of NIS 1,000,000 (one million).  The CEO will bear all of the taxes and the obligatory payments which shall apply in respect of bonuses as stated.

8.                                                                                      Annual Vacation, Sick Pay and Recuperation

Annual Vacation:

8.1.                                                                            The CEO shall be entitled to annual vacation days as per the Annual Vacation Days Law - 1951 (hereinafter: “the annual vacation days at law” and “the annual vacation days law”, respectively).  The Company will grant the employee additional vacation days (hereinafter: “the contractual vacation days”) such that together with the vacation days at law, they shall reach a total of 22 days per year.

8.2.                                                                            The dates of the vacations of the CEO will be coordinated at least seven days in advance with the Chairman of the Board of Directors of Brainsway or his deputy.  The Company shall be entitled to determine, from time to time as it deems fit, concentrated vacation days which the CEO shall be required to take.

8.3.                                                                            The vacation days which the CEO shall utilize will be deducted from the vacation days available at law and once these have been utilized in full, they shall be deducted from the contractual vacation days.  The CEO will, to the best of his ability, utilize the annual vacation days at law in the same calendar year as they were granted to him.

8.4.                                                                            The CEO will be entitled to accumulate the contractual vacation days for one work year.  Accumulation of the vacation days per the law will be possible in accordance with the annual vacation days law.

The contractual vacation days may not be redeemed.  The vacation days at law may be redeemed upon termination of employer-employee relations in accordance with the annual vacation days law and subject to requirements of the law and the policy of the Company as shall be from time to time, up to a maximum of 22 vacation days.

Sick Pay:

8.5.                                                                            The CEO will be entitled to fully paid sick days as against presentation of medical approvals, and in accordance with the provisions of the law.  Notwithstanding that stated above, the CEO will be entitled to full payment of his monthly wage for sick days from the first sick day, and subject to the number of accumulated sick days available for him.  In any event, unused accumulated sick days may not be redeemed.

Recuperation Days:

8.6.                                                                            The CEO will be entitled to recuperation days at law.

9.                                                                                      Pension Insurance

9.1.                                                                            The Company will deposit on behalf of the CEO into a pension fund, provident fund or managers insurance at the discretion of the CEO, or a combination of these, the rates of the deposits as specified below:

9.1.1.                                                                  Company share in provident fees.

9.1.1.1.                                                        The share of the Company in the provident fees shall stand at 6.5% of the wage.

9.1.1.2.                                                        Payment as stated in Clause 9.1.1.1 (“Company share in provident fees”) to an insurance fund or a provident fund which is not a pension fund, will include the payment of the Company for purchase of coverage in the event of loss of work capacity at the rate required to ensure 75% of the wage (“LOWC Policy”) when in any event, the rate of provision of the Company for the provident part alone shall not be less than 5% of the wage.

9.1.1.3.                                                        To such extent as an increase shall be required in the cost due to cost of the LOWC Policy, beyond the share of the Company in the provident fees as stated, the Company shall pay in respect of the LOWC Policy together with the share of the Company in the provident fees as stated, not more than 7.5% of the wage, in any event.

9.1.2.                                                                  The share of the CEO in the provident fees.

9.1.2.1.                                                        The share of the CEO in the provident fees shall be 6% of the wage.

9.1.2.2.                                                        The CEO grants his consent for the withholding from his salary of his share in the pension arrangement, as specified above.

9.1.3.                                                                  Deposits instead of severance pay.

9.1.3.1.                                                        In respect of severance pay - the Company shall make a provision in an amount equal to 8.33% of the wage.

9.1.3.2.                                                        It is agreed that there shall apply to the pension deposits as stated above the general approval with regard to payments of employers to a pension fund and to insurance fund instead of severance pay, the text of which is attached hereto as an inseparable part of this agreement and mark Appendix A to this agreement (hereinafter “the general approval”) and/or any other approval, which shall come in its stead.  For the sake of removal of doubt, the provisions of the Company in the framework of the pension arrangement in respect of severance pay shall come in the stead of the entirety of the severance pay if this shall be due to the CEO, and this in accordance with Article 14 of the Severance Pay Law-1963, and in accordance with the general approval and/or any other approval, which shall come in its stead and/or under Clauses 7-9 of the Expansion Order (combined version) for Compulsory Pension-2011.

9.1.4.                                                                  The parties confirmed that they understand that the amounts provided as stated above are higher than those determined in the general approval, which has not yet been revised and/or the Expansion Order for Compulsory Pension, and accordingly, they agree that, that stated in Article 14 of the Severance Pay Law shall apply with the understanding that the terms of the general approval and/or that stated in the Expansion Order apply also in the event of provisions which are higher than those determined in the general approval.

9.1.5.                                                                  It is clarified hereby that the Company waives its rights to a return of the funds which it paid to the pension arrangement, save if the entitlement of the CEO to severance pay shall be denied in accordance with the provisions of Articles 16 or 17 of the Severance Pay Law, in the event that the entitlement is denied, or if the CEO withdraws the funds from the policy other than for an entitling event.  For this matter “entitling event”: death, disability or retirement at an age of 60 or more, all in accordance within subject to the general approval.

10.                                                                               Continuing Education Fund

10.1.                                                                     The Company will pay on a monthly basis into a continuing education fund selected by the CEO (“continuing education fund”) a total in NIS equal to 7.5% of the monthly wage.

10.2.                                                                     Additionally, the Company shall deduct from the monthly wage of the CEO, 2.5% and transfer this to the continuing education fund as the share of the CEO in the continuing education fund.

10.3.                                                                     The amount to which the CEO is entitled under Clause 10.1 above, will be deposited by the Company into the continuing education fund.

11.                                                                               Termination of the Agreement

11.1.                                                                     This employment agreement is for an indeterminate period.  Either party may bring this agreement to an end by advanced notice in writing to the counter party in accordance with the law, but not less than an advanced notice period of two months in the first year from the date of commencement of work and four months thereafter.

11.2.                                                                     In the period of the advanced notice, the CEO will be required to carry out his work fully and properly, and to transfer his position to a replacement who shall be determined, as shall be necessary.

11.3.                                                                     The Company is entitled to waive the work in practice in the period of the advanced notice, in whole or in part, continuously or alternately.

11.4.                                                                     Notwithstanding that stated above, it is hereby agreed that the Company is entitled to suspend the CEO and/or to cease the work of the CEO at any time immediately, and to immediately terminate the work relations (including during the course of the period of the advanced notice for resignation or dismissal), without the need for notice in writing and without any monetary consideration whatsoever in respect of failure to provide advanced notice, in whole or in part, and this if the CEO shall have made a fundamental breach and not rectified within 14 working days of having received a caution thereupon and/or if the Company shall be entitled to do so at law, and in anyone of the following instances:  (1) shall have carried out a criminal violation involving moral turpitude; (2) has commenced proceedings for declaration of bankruptcy or has consented to submission of an application for such proceedings against him or was declared by a competent court as bankrupt or insolvent.

11.5                                                                        Upon termination of the employment for any reason, the CEO must return to the Company any assets, equipment, document and information in his possession and which was provided to him during the course of or due to his work under this agreement and the CEO shall not have any right to withhold these or any other rights.

12.                                                                               Confidentiality and Non-Competition

12.1.                                                                     In this Clause 11, the Company, including the shareholders and officers, subsidiaries, sister corporations and associated corporations, including their shareholders and officers, suppliers, customers, partners and investors, including their shareholders and officers.

12.2.                                                                     The CEO declares that he is aware and agrees that during the course of his work and in the framework of the fiduciary relations, he is exposed and will be exposed to professional-commercial information of great value with regard to the business affairs of the Company and various commercial ties and particularly with regard to the investment of funds of the Company and of additional investors, including the local or overseas partners (hereinafter: “the activity of the Company”).  This information is the exclusive property of the Company and its disclosure to any party or any use thereof by the CEO may cause grave damage to the Company.

12.3.                                                                     Accordingly, the CEO hereby undertakes to maintain the professional and commercial secrets of the Company, its subsidiaries and associated companies and not to transfer, directly or indirectly, for consideration or without, its professional and commercial secrets and those of its subsidiaries and associated companies, other than in the framework and for the purpose of performance of his work at the Company exclusively.

12.4.                                                                     Furthermore, the CEO undertakes not to disclose, to display or to deliver, during the period of employment at the Company and/or thereafter, to any person or body, any commercial secrets and/or others of the customers of the Company to which the CEO is exposed in the course of his work at the Company and or due to his work at the Company, and any information connected directly or indirectly to the property, business, affairs, customers, suppliers and the persons or bodies involved with the Company or its customers or those in contact with them, and including, but without detracting from the generality of that stated above, procedures, prices, calculations, terms of engagement with customers and suppliers, diagrams, documents and secrets and details or information regarding an investor in the Company, and this whether the secrets or the associated information have reached the CEO as a result of his employment by the Company or in any other manner and provided that they did not become public information.

12.5.                                                                     Without detracting from the generality of that stated above, the CEO undertakes to adapt any reasonable means to highly safeguard any document, program or information held by him in connection with his employment of the Company, belonging to the Company or its clients (hereinafter:  “the information”) in order to prevent its viewing by any other person who the Company or any of its customers have not permitted to do so, and not to make any use of the information as stated above, other than for the purposes for which the information was provided to him.

12.6.                                                                     The CEO will comply with any demand of the Company and or its clients with regard to the adapting of additional means of security to those which he has adapted.  In the event of any problem in connection with the information, the CEO will notify the Company immediately upon the occurrence.  Immediately upon termination of his work at the Company and/or termination of provision of services to a customer of the Company, the CEO will deliver to the Company all of the information in his possession.

12.7.                                                                     The CEO hereby undertakes not to work and not to be engaged, directly or indirectly, for consideration or without, himself or by means of a party on his behalf, as an employee, adviser, partner, contractor, distributor, shareholder and  in any other capacity-in any business, position, work, occupation and/or other activity whatsoever which competes directly with the activity and/or the business of the Company, its subsidiaries and associated companies and not to incite employees and/or those employed by the Company to leave their work, not to employ them, directly or indirectly, not to assist them in finding work with competitors of the Company and its subsidiaries, and this during the course of his work at the Company and for a period of 12 months from the date of its termination.

12.8.                                                                     The CEO undertakes not to refer suppliers and/or former suppliers of the Company and/or the subsidiary and associated companies to suppliers and/or former suppliers and not to encourage them to sever their commercial contact with the Company, to compete with it, to take commercial information of the Company, to engage with any third parties or whatsoever, directly or indirectly including competing parties, and this during the course of the work at the

Company and for 12 months from the date of its termination.  And all-directly or indirectly, himself or by means of a party on his behalf, at his initiative or at the initiative of some other, for consideration or without, whether an employee, advisor, investor, partner, distributor, shareholder and in any other capacity and/or manner.

13.                                                                               Intellectual Property

13.1.                                                                     In this clause 13 and in clause 14, the Company, including its shareholders and officers, subsidiaries, sister or associated companies, including their shareholders and officers, suppliers, partners, investors, including their shareholders and officers.

13.2.                                                                     It is hereby agreed that the rights, including the intellectual property rights, to any invention, idea, creation, information, development, discovery, process, technological method, including any innovation, addition, improvement or derivative of an invention, idea, work product, creation, information, discovery, process, technological method, as stated (hereinafter - “invention”) which the CEO, whether independently or in collaboration with others, will discover, develop or invent or create, related to his work or in the field of his professional occupation with the Company, whether such rights may be registered at law or not (hereinafter - “inventions in service of the Company”), do and shall in the future, belong exclusively to the Company.  The CEO shall not have any contentions and/or claims with regard to inventions in service of the Company and he hereby assigns to the Company any right and/or contention to such extent as exist or shall exist, in connection with inventions in service of the Company.  Without detracting from that stated, the CEO hereby explicitly waives any rights or contention or demand in connection with consideration or royalties in respect of inventions in service of the Company and/or the use of thereof including the right and/or contention under Article 134 of the Patent Law - 1967.

13.3.                                                                     If the Company decides to protect an invention by means of registration of any right in connection with the invention in service of the Company, in Israel or abroad, the CEO will cooperate with the Company, including signature upon documents and delivery of any material or information as required for submission of the application and performance of the registration.

13.4.                                                                     That stated in clauses 13.1 and 13.2 above shall apply also to inventions as defined in 13.1 above which the CEO shall discover, develop, invent or create, independently or with others, within a period of one year from the date of the termination of the engagement between him and the Company for any reason whatsoever (or a shorter period as shall be provided at law) if the CEO will use and utilize information or material which came to his possession or his knowledge in the framework of his work at the Company.  The parties hereby agree that all of the rights including the rights to payments for inventions specified in clause 13.3, belong to the Company.  The CEO confirms hereby explicitly that he does not nor shall not have any rights, demands or claims in connection with the inventions in question in clause 13.3.  This includes a right and/or claim for payment and/or royalties.  Without detracting from that stated, the CEO waives any rights or contention (as may be, to receive consideration under Article 134 of the Patent Law).

13.5.                                                                     Without detracting from any law, the CEO hereby undertakes to inform the management of the Company in writing at the earliest possible time, of any invention as defined in clause 13.1 above, which he shall discover, develop, invent or create during the course of his employment in the Company and including one year after its termination or a shorter period as provided at law, or related to his work or his professional field of engagement, regardless of whether the CEO believes that that stated in the provisions of clause 13.1, 13.2 or 13.3 above shall apply to such invention.

13.6.                                                                     In addition, the CEO hereby waives as towards the Company any moral rights he may have in an invention as defined in clause 13.2 above.  For this matter, “moral right” as defined in the Copyright Law - 2007.

14.                                                                               Declarations of the CEO

The CEO declares and confirms that:

14.1.                                                                     His undertaking to maintain confidentiality, restriction of competition and safeguarding of intellectual property under this contract above, is fair, reasonable and proportionate, and is intended principally to defend the secrets of the Company and its secret information, which are the essence of its business and commercial advantage which may be protected, and in which significant capital was invested.

14.2.                                                                     Breach of his undertakings above - shall be in contravention to the fiduciary relation and the special loyalty which exists between the parties as employee and employer, to proper conduct of commerce, and to the duty of good faith and decency between the parties, shall harm the business of the Company, and constitutes fundamental breach of this contract and of commercial secrets, commercial contact, secret information and protected interests of the Company.

15.                                                                               Miscellaneous Provisions

15.1.                                                                     This Agreement regulates the relations between the Company and the CEO and determines exclusively the terms of the employment of the CEO by the Company.

15.2.                                                                     This Agreement is personal and special and accordingly there shall not apply to the relations between the companies the general and/or special collective agreements and/or their appendices, or other agreements, which are signed from time to time between the General Workers’ Union and/or any other representative employee union.

15.3.                                                                     For the sake of removal of doubt, it is clarified and agreed hereby that in any event of interpretation of this Agreement, all of its conditions must be read and certain components may not be separated from the consideration due to the CEO in consideration for his work, from other components.  The CEO declares that he has thoroughly examined the entirety of the conditions in this Agreement and has found them satisfactory.

15.4.                                                                     Any notice by any of the parties to the counter party by registered post shall be deemed to have been received by the other party 72 hours after its dispatch as mentioned.  The addresses of the parties for purposes of this agreement are as specified in the preamble to this agreement.

In witness whereof the parties have signed in the place and at the time above:

/s/ Dr. David Zacut	/s/ Yaacov Michlin
Brainsway Inc.	CEO

Name of Signatory: Dr. David Zacut
Position: Chairman of the Board

Brain hereby confirms that the terms of this agreement are known and acceptable to it and bind it to such extent that they relate to it.

BRAIN RESEARCH SERVICES LTD.

Name of Signatory: Dr. David Zacut
Position: Chairman of the Board
Date 08/01/17

Attached:

Appendix A - General Confirmation Approval regarding payments of employees to insurance fund and in the stead of severance pay (according to the Severance Pay Law - 1963).

Appendix B - Usage Rules for computing devices of the Company.

Appendix C - Sample Pay Stub

Appendix D - Options

Appendix A - General Confirmation Approval regarding payments of employees to insurance fund  in the stead of severance pay (according to the Severance Pay Law - 1963).

By Virtue of my Authority under Article 14 of the Severance Pay Law-19631 (hereinafter: “the law”) I confirm that the payments which an employer made starting on the date of publication of this approval, on behalf of his employees to a comprehensive pension fund in a stipend provident fund which is not an insurance fund as per the definition thereof in the Income Tax Ordinance (rules for approval and conduct of provident funds) - 19642 (hereinafter: “pension fund”), or to Managers Insurance which includes the possibility of a stipend or a combination of payments to a stipend plan and a non-stipend plan in an insurance fund as mentioned (hereinafter called “insurance fund”), including payments made in combination of payments to an insurance fund, whether the insurance fund has a stipend program or not (“employer payments”) shall come in the stead of severance pay due to the employee as mentioned in respect of the wage from which the aforementioned payments were made for the period which was paid (hereinafter: “the exempt wage”), and provided that all of the following were fulfilled:

1.)                                                                                  Employer payments to the pension fund are not less than 14 1/3% of the exempt wage or 12% of the exempt wage if the employer pays on behalf of the employee.  In addition also payments for supplementation of Severance pay to a severance provident fund or an insurance fund in the name of the employee at a rate of 2 1/3% of the wage which is exempt.  If the employer shall not pay in addition to the 12% also the 2 1/3% as stated, the payments shall come in the stead of 72% of the Severance pay of the employee only.

B.)                                                                                To insurance funds which are not inferior to one of the following:

13 1/3% of the exempt wage, if the employer additionally pays on behalf of his employee payments to insure monthly income in the case of lost capacity for work, in a program approved by the supervisor of Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate required to insure 75% of the exempt wage at least or a rate of 2 1/2% of the exempt wage, the lower of these (hereinafter: “payment for loss of work capacity insurance”).

2.)                                                                                  11% of the exempt wage in the event that the employer additionally paid into loss of work capacity insurance and in such instance the payments of the employer shall come in the stead of 72% of the Severance pay of the employee only.  If the employer paid in addition also payments to supplementation of the Severance pay into a severance provident fund or an insurance fund in the name of the employee at a rate of 2 1/3% of the exempt wage, the payments of the employer shall come in the stead of 100% of the Severance pay of the employee.

2.)                                                                                  Not later than three months from the start of performance of the payments of the employer, a contract in writing was effected between the employee and the

1                                                                                                                                           Law Gazette 1963, page 136

2                                                                                                                                           Law Book 1964, 1302 2

employer containing - the consent of the employee to the arrangement under this approval in the format specifying the payments of the employer and the pension fund and the insurance fund, as the case may be.  Such contract will also include the format of this approval.

Waiver of the employer in advance of any right he may have to a return of the funds of his payments, unless the right of the employee to Severance pay was denied in a judgment under Articles 16 or 17 of the law and in the event that it was denied or the employee withdrew funds from the pension fund or the insurance fund other than due to an entitling event.  In this matter, “entitling event” - death, disability or retirement at the age of 60 or thereafter.

3.)                                                                                  Nothing in this approval has the effect of detracting from the right of the employee to Severance pay under the law, collective agreement, Expansion Order or employment contract in respect of wage beyond the exempt wage.

The Severance Pay Law of the 1963

June 9, 1998

Eliyahu Yishai

Labor and Welfare Minister

Appendix B - Usage Rules for computing devices of the Company

Dear Employee, for your information below, the usage policy in computing devices (hereinafter: “computing devices usage policy”).  Please read it and sign at the bottom of the page to indicate your consent.

1.                                                                                      The Company has provided you for work purposes computer devices which include, a computer, hardware, software, email, telephone and so forth (hereinafter: “computing devices”).  The computing devices are the property of the Company and for the safeguarding thereof you are required to act per the following instructions:

1.1                                                                               Hardware - do not install upon the computing devices, hardware or connect hardware to the computing devices without approval of your supervisor or of the computing staff.  Including, do not connect an external hard disk, disk on key, camera, cellular phone or any other type of equipment.  Additionally, do not make use of CDs which are not of the Company or are not related to activity of the Company.

1.2                                                                               Software — do not install software on the computing devices without approval of your supervisor or the computing staff.  Including, do not install software for the processing of pictures, games, chat programs, internet toolbars or any other program.

1.3                                                                               Files - do not save upon the computing devices private files which are not related to the Company and including, do not save upon the computing devices pictures or private video.

1.4                                                                               In any question or inclarity regarding these instructions, you can contact your direct supervisor or the computing staff of the Company.

2.                                                                                      However, the Company is aware of your need to make private use of the computing devices.  These uses permitted subject to the following rules:

2.1                                                                               Electronic Mailbox — was provided to you for your use by the Company solely and exclusively for your work.  You are not permitted to make use of it for personal activity unrelated to your work and including correspondence with friends and family by means of the email box provided by the Company.

2.2                                                                               To such extent as you desire to send or receive private email during work hours and/or at work, you must do so by means of an external private email (gmail, hotmail and so forth).  As stated above, it is forbidden to save files which you received by means of an external email address onto the computing devices.

2.3                                                                               You are entitled to make use of the internet for private needs at a reasonable scope of time and without this prejudicing your function at work, subject to the rules which were determined in the Company policy.

3.                                                                                      For purposes of safekeeping of the computing devices and protecting the legitimate interests of the Company and the Company, the Company makes use of monitoring technologies and blocking and restriction of use, the scope and details of which are set out in the computing device usage policy.  The use of the monitoring technologies enable the Company to read data and content of the professional correspondence of its employees including correspondence carried out by means of the electronic mail address provided by the Company to its employees.

4.                                                                                      The monitoring is not intended to harm the privacy and in general the Company is uninterested in reading the correspondence conducted in the email accounts which it provides.  However, the Company is entitled to read professional correspondence and will act in such manner to such extent allowed by law in circumstances where this is necessary, unavoidable and required for protecting the legitimate interests of the Company.

5.                                                                                      If and to such extent as personal correspondence will be found in the email account provided by the Company in contravention to the specific provisions set out above, the Company shall be able to read such correspondence, under special and extraordinary circumstances only, of serious danger of harmful or illegal activity on your part and subject to receiving your consent.

6.                                                                                      You are requested to sign below to indicate your consent to that stated above and to the computing devices usage policy of the Company.

Confirmation

I, the undersigned confirm that I have read this document thoroughly, I have received all of the clarifications and explanations I requested, I consent to all that stated therein and undertake to act as stated and to comply with the policies of the Company in everything related to use of the computing devices.

Yaacov Michlin	014404672	/s/ Yaacov Michlin	8/1/17
Employee Name	Identity Number	Signature	Date

Appendix C Sample Pay Stub

Appendix D Terms of Options

Date of the Granting of Options:

The date of commencement of work (as defined in the agreement)

Terms of Vesting:

The options will vest over a period of four years starting on the date of commencement of work (“date of commencement”), and provided that at the relevant date of the vesting the CEO is an employee of the Company:  0.9% of the issued and paid-up share capital of Brainsway on the basis of full dilution correct as of the date of the agreement (meaning, 25% of the total of the options) shall vest at the end of one year from the date of commencement and the remainder in equal parts (meaning, 0.225% of the issued and paid-up share capital of Brainsway on the basis of full dilution as of the date of the agreement) shall vest upon the passage of every three months thereafter.

Exercise Price per Option:

A premium of 20% over the fair market value as specified in the compensation policy (as per the definition thereof of Clause 7 of this agreement) as of 5.1.2017 (meaning, a measure of 30 days previous, in accordance with that stated in the compensation policy, including Clause 9.2.3 of the compensation policy).

Acceleration:

The vesting of the options will be accelerated as follows, and all provided that at the time of the acceleration as stated the CEO as an employee of the Company:  If over the course of a period of two years starting on the date of the granting of the options, Brainsway shall carry out  transactions constituting a special event, as defined in the agreement, then immediately prior to completion of the special event, the options shall vest as follows:

(1) In the event of a merger and acquisition transaction-all of the options granted to the CEO will vest or, (2) in the event of a successful issue-options will vest at a rate of 50% of the total options which would not have matured up to such date of completion of the successful issue where if not for this acceleration (meaning, 50% of the options which had not yet matured).  If at the end of a period of two years from the date of the granting of the options, Brainsway shall carry out a transaction constituting a special event, then immediately prior to the date of completion of the special event, all of the options granted to the CEO shall vest.

Termination of Position:

In the event of termination of the position of a CEO as CEO or submission of advance notice of termination of the employment agreement (the earliest of these) at the date of completion as stated (the end of the advance notice period save if the employer - employee relations terminated earlier), all of the options which were alloted to the CEO and had not vested by such dates shall be canceled and the remainder of the options which were alloted and which vested and may be exercised up until such date of termination as stated, shall be exercisable within three months of the date of termination as stated but not later than the date of their expiry, and all subject to the provisions above with regard to acceleration of the vesting of the options.

Notwithstanding that stated above, in the event of termination of the employment of the CEO by the Company in exceptional circumstances as stated and Clause 11.4 of the agreement, all of the options issued to the CEO and which have not yet been exercised shall immediately expire (whether they have vested or not).

In the event of death or disability of the CEO, the CEO or his successor or his estates (as the case may be) shall have the right to exercise the options having vested until such point, for one year from the date of the death and/or disability, as the case may be, but not later than the date of their expiry.

Period of Exercise, Date of Expiry of Option Deeds:

Subject to termination of the position as stated above, the CEO will be entitled to exercise the options of eight years from the date of their granting.  At the end of eight years from the date of their granting, all the unexercised options shall expire.

Registration for Trading:

The options shall not be registered for trading on the stock exchange.  The shares which shall arise from exercise of the options shall be registered in the register of shareholders of Brainsway in the name of a company for registration, and shall be registered for trading on the stock exchange, subject to approval of the latter.  These shares shall be, starting on the date of their allotment, equivalent in their value for all intents and purposes to ordinary shares with a nominal value of NIS 0.04 each, existing in the share capital of Brainsway.